AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2002

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )

                          First Pactrust Bancorp, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock ($.01 Par Value)

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   33589V-10-1
                      -------------------------------------
                                 (CUSIP Number)

             (Date of Event Which Requires Filing of this Statement)

                                October 28, 2002
                      -------------------------------------

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ]   Rule 13d-1 (b)
                |X|   Rule 13d-1 (c)
                [ ]   Rule 13d-1 (d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

                  Investors of America Limited Partnership
                  IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                     (a) [X]
                                                                     (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada

                                              5     SOLE VOTING POWER
NUMBER OF SHARES                                          135,600
BENEFICIALLY OWNED
BY EACH REPORTING                             6     SHARED VOTING POWER
PERSON WITH                                                  0

                                              7     SOLE DISPOSITIVE POWER
                                                          135,600

                                              8     SHARED DISPOSITIVE POWER
                                                             0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  135,600

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  2.6%

12      TYPE OF REPORTING PERSON (See Instructions)
                  PN

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

                  First Capital America, Inc.
                  IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                        (a)[X]
                                                                        (b)[ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada

                                                5     SOLE VOTING POWER
NUMBER OF SHARES                                           250,000
BENEFICIALLY OWNED
BY EACH REPORTING                               6     SHARED VOTING POWER
PERSON WITH                                                   0

                                                7     SOLE DISPOSITIVE POWER
                                                           250,000

                                                8     SHARED DISPOSITIVE POWER
                                                               0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  250,000

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  4.7%

12      TYPE OF REPORTING PERSON (See Instructions)
                  CO

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

                James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85
                IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a)[X]
                                                                        (b)[ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

                                                5     SOLE VOTING POWER
NUMBER OF SHARES                                             40,092
BENEFICIALLY OWNED
BY EACH REPORTING                               6     SHARED VOTING POWER
PERSON WITH                                                     0

                                                7     SOLE DISPOSITIVE POWER
                                                             40,092

                                                8     SHARED DISPOSITIVE POWER
                                                                0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  40,092

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.8%

12      TYPE OF REPORTING PERSON (See Instructions)
                  OO

CUSIP NO.  33589V-10-1

1       NAME OF REPORTING PERSONS

                  Steven Schepman and Ellen Schepman, Joint Owners IRS Identification No. of above

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                         (a)[X]
                                                                         (b)[ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

                                                 5     SOLE VOTING POWER
NUMBER OF SHARES                                             3,588
BENEFICIALLY OWNED
BY EACH REPORTING                                6     SHARED VOTING POWER
PERSON WITH                                                    0

                                                 7     SOLE DISPOSITIVE POWER
                                                             3,588

                                                 8     SHARED DISPOSITIVE POWER
                                                               0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  3,588

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.07%

12      TYPE OF REPORTING PERSON (See Instructions)
                  IN

ITEM 1 (A) NAME OF ISSUER:

         First Pactrust Bancorp, Inc.

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         610 Bay Boulevard, Chula Vista, California 91910

ITEM 2 (A) NAME OF PERSON FILING:

         The names of the persons filing this statement (the "Reporting Persons") are Investors of America Limited Partnership, First Capital America, Inc., James F. Dierberg, Trustee of the James F. Dierberg Trust Dated 10/8/85, and Steven and Ellen Schepman.

ITEM 2 (B) ADDRESS OF PRINCIPAL OFFICE:

         The address of the principal office of each of the Reporting Persons is 135 North Meramec, Clayton, MO 63105.

ITEM 2 (C) CITIZENSHIP:

         Investors of America Limited Partnership is a Nevada limited partnership. First Capital America, Inc. is a Nevada corporation. James F. Dierberg, Trustee of the James F. Dierberg Living Trust, Steven and Ellen Schepman are citizens of the United States of America.

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

         This statement relates to Common Shares of the Issuer ("Shares").

ITEM 2 (E) CUSIP NUMBER:              33589V-10-1

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR
            13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a)    /__/ Broker or dealer registered under Section 15 of
                   the Exchange Act.

       (b)    /__/ Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c)    /__/ Insurance company as defined in Section 3(a)(19)of the
                   Exchange Act.

       (d)    /__/ Investment company registered under Section 8 of the
                   Investment Company Act.

       (e)    /__/ An investment adviser in accordance with Rule 13d-1(b)
                   (1)(ii)(E).

       (f)    /__/ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

       (g)    /__/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

       (h)    /__/ A savings association as defined in Section 3(b)of the
                   Federal Deposit Insurance Act.

       (i)    /__/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

       (j)    /__/ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4  OWNERSHIP:

(a)(b)Amount beneficially owned and Percent of class:
         Investors of America Limited Partnership - 135,600 (2.6%)
         First Capital America, Inc. - 250,000 (4.7%)
         James F. Dierberg, Trustee of the James F. Dierberg Living Trust
                  Dated 10/8/85 - 40,092 (0.8%)
         Steven and Ellen Schepman - 3,588 (0.07%)

Each Reporting Person has the sole power to dispose or direct the disposition of and the sole power to vote or direct the vote of his or her respective shares, except that Mr. And Mrs. Schepman share all of such powers with respect to the 3,588 shares which they own jointly.

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This item is not applicable.

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         No other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares held by the Reporting Person.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      This item is not applicable.

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

         See Exhibit B.

ITEM 9  NOTICE OF DISSOLUTION OF GROUP.

         This item is not applicable.

ITEM 10   CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: November 7, 2002


                            INVESTORS OF AMERICA LIMITED PARTNERSHIP


                            By:/s/ James F. Dierberg
                               -------------------------------------------
                                   James F. Dierberg, President of First
                                   Securities America, General Partner

                            FIRST CAPITAL AMERICA, INC.


                            By:/s/ James F. Dierberg
                               -------------------------------------------
                                   James F. Dierberg, President

                               /s/ James F. Dierberg
                               -------------------------------------------
                                James F. Dierberg, Trustee of the James F.
                                Dierberg Living Trust Dated 10/8/85

                               /s/ Steven Schepman
                               --------------------------------------------
                                   Steven Schepman

                               /s/ Ellen Schepman
                               --------------------------------------------
                                   Ellen Schepman

                                    EXHIBIT A

            Consent Agreement Pursuant to 17 C.F.R. 13d-1(k) (1)(iii)

         Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13G pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/her/its beneficial ownership of the shares of the Issuer.

                            INVESTORS OF AMERICA LIMITED PARTNERSHIP


                            By:/s/ James F. Dierberg
                               -----------------------------------------------
                                   James F. Dierberg, President of First
                                   Securities America, General Partner

                            FIRST CAPITAL AMERICA, INC.


                            By:/s/ James F. Dierberg
                               -----------------------------------------------
                                   James F. Dierberg, President

                               /s/ James F. Dierberg
                               -----------------------------------------------
                                   James F. Dierberg, Trustee of the James F.
                                   Dierberg Living Trust Dated 10/8/85

                               /s/ Steven Schepman
                               -----------------------------------------------
                                   Steven Schepman

                               /s/ Ellen Schepman
                               -----------------------------------------------
                                   Ellen Schepman


Dated: November 7, 2002

                                    EXHIBIT B


Response to Item 8: The members of the group are Investors of America Limited Partnership, First Capital America, Inc., James F. Dierberg, Trustee of the James F. Dierberg Living Trust Dated 10/8/85, and Steven and Ellen Schepman.